EXHIBIT 99.1

Company Contacts:

Robert J. Lollini

Betsy Truax

President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Reports First Quarter Fiscal 2005 Results

Sales Exceed $3 Million; Net Income Improves over Prior Year

Salt Lake City, UT (October 26, 2004) – IOMED, Inc. (AMEX:IOX) today reported financial results for the first quarter ended September 30, 2004. The Company posted the fourth consecutive quarter of sales in excess of $3 million and first quarter net income of $326,000 or $0.04 per diluted share.

First Quarter Results

For the quarter ended September 30, 2004, sales reached $3,017,000 compared with $2,922,000 a year ago. Gross margin was 62% in both the first quarter of fiscal 2005 and the prior-year quarter.

Total operating expenses of $1,550,000 were down over 9% from the prior-year quarter. Selling, general and administrative expenses decreased 11% or $156,000, while the Company’s investment in research and new product development remained the same as the comparable quarter in fiscal 2004.

IOMED reported net income of $326,000 or $0.04 per diluted share, for the first fiscal quarter of 2005 compared with net income of $117,000, or $0.02 per diluted share, for the first fiscal quarter of 2004.

The Company generated operating cash flow and total cash flow of $810,000 and $724,000, respectively during the first quarter of fiscal 2005. Working capital increased $478,000 or 6% to $8.7 million from June 30, 2004, while long-term debt was reduced to $1.2 million and shareholders’ equity increased $326,000 to $9.8 million. Total cash, including restricted cash, as of September 30, 2004 was $9.0 million.

Looking Forward

“We have reported nine consecutive quarters of net income, generating a total of over $2 million cumulative net income. The operating efficiencies initiated over the last three years continue to produce positive results for us today,” said Mr. Robert J. Lollini, President and CEO, “and we continue to look for new opportunities for further improvement. Our recently re-negotiated facility lease will result in additional net income and cash flow contributions beginning in the second fiscal quarter.”

Mr. Lollini noted that, based on orders received to date, the Company anticipates a decline in sales during the second fiscal quarter due to a reduction in inventory levels by certain of its dealers. The Company believes the inventory adjustments are due, in part, to the restructuring of its dealer network, which began in the fourth quarter of fiscal 2004. Second quarter sales may be bolstered by increased sales of new products, which have exceeded the Company’s estimates to date. At the present time, IOMED expects overall unit sales to return to normal levels during the third and fourth fiscal quarters.

“One of our primary objectives is to advance our iontophoresis technology into other medical applications. While we continue to broaden our product offerings in our current markets, we are evaluating opportunities to expand our technology beyond those markets, both independently and through collaborative partnerships. Our successful execution of this objective will help mitigate fluctuations that we may experience from any one market,” Mr. Lollini said.

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisition.

The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include IOMED’s beliefs, expectations or intentions regarding its future operations and financial condition. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to IOMED as of such date. IOMED assumes no obligation to update any forward-looking statement. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the risk factors and other disclosures set forth in IOMED’s filings with the Securities Exchange Commission, including Forms 10-K, 10-Q and 8-K.

—TABLES FOLLOW—

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2004	2003
	(unaudited)
Product sales	$3,017,000	$2,922,000
Cost of products sold	1,144,000	1,104,000
Gross profit	1,873,000	1,818,000

Operating costs and expenses:
Selling, general and administrative	1,284,000	1,440,000
Research and development	266,000	266,000
Total operating costs and expenses	1,550,000	1,706,000

Operating income	323,000	112,000

Other income (expense):
Interest expense	(36,000)	(50,000)
Interest income and other, net	39,000	55,000

Net income	$326,000	$117,000

Income per share:
Basic	$0.05	$0.02
Diluted	$0.04	$0.02

Shares used in the computation of income per share:
Basic	6,585,000	6,545,000
Diluted	7,648,000	7,560,000

Consolidated Balance Sheet

	September 30, 2004	June 30, 2004
	(unaudited)	(audited)
Cash and cash equivalents	$8,062,000	$7,338,000
Working capital, net	$8,651,000	$8,173,000
Restricted cash	$976,000	$1,062,000
Total assets	$12,686,000	$12,511,000
Long-term obligations	$1,219,000	$1,368,000
Accumulated deficit	$(31,831,000)	$(32,157,000)
Shareholders’ equity	$9,769,000	$9,443,000

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	2004	2003
	(unaudited )
Cash flows from operating activities
Net income	$326,000	$117,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	223,000	245,000
Changes in operating assets and liabilities:
Accounts receivable	194,000	85,000
Inventories	133,000	110,000
Prepaid expenses	(79,000)	(43,000)
Trade accounts payable	(154,000)	(344,000)
Other accrued liabilities	167,000	(196,000)
Net cash provided by (used in) operating activities	810,000	(26,000)

Cash flows from investing activities
Net purchases of equipment and furniture	(8,000)	(61,000)

Cash flows from financing activities
Change in restricted cash balance	86,000	94,000
Payments on long-term obligations	(164,000)	(162,000)
Net cash used in financing activities	(78,000)	(68,000)

Net increase (decrease) in cash and cash equivalents	724,000	(155,000)

Cash and cash equivalents at beginning of period	7,338,000	5,921,000

Cash and cash equivalents at end of period	$8,062,000	$5,766,000

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